Exhibit 10.29

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made as of April 1, 2017 by and between Gregory R. Raifman (“Executive”), and Nexstar Media Group, Inc., a Delaware corporation (the “Company”).

The Company desires to retain the services of Executive as President of Nexstar Digital, LLC (which is a wholly owned subsidiary of the Company), and Executive desires to be employed by the Company in such capacity on the terms and conditions set forth in this Agreement.

In consideration of the mutual promises set forth herein and the mutual benefits to be derived from this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Positions and Duties.  Subject to the terms and conditions of this Agreement, during the term of this Agreement (which will commence on April 1, 2017), the Company will employ Executive.  Effective on and as of April 1, 2017, Executive will serve as President of Nexstar Digital, LLC.  In such position, Executive will perform such duties of a managerial nature as are assigned to him from time to time by the Company’s chief executive officer (the “CEO”) and/or its board of directors (the “Board”).  Executive shall report directly to the CEO.  Executive will devote his best efforts to his employment with the Company and will devote substantially all of his business time and attention to the performance of his duties under this Agreement; provided that the foregoing will not preclude Executive from devoting reasonable time to the supervision of his personal investments, civic and charitable affairs, so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.  Executive shall primarily perform his duties at the Company’s facilities in the general Los Angeles, California area and shall not be required by the Company to relocate his residence.

2. Term of Employment.  Unless terminated earlier as provided in Paragraph 3, the Company’s employment of Executive under this Agreement will continue until March 31, 2021, provided, however, that the term of employment under this Agreement will be automatically renewed for successive one-year periods (the first of which will commence on April 1, 2021) unless, at least ninety (90) days prior to the end of the then current term of employment under this Agreement, Executive or the Company gives written notice to the other of the notifying party’s intent not to renew the term of employment under this Agreement as of the end of the then current term.

3. Termination.  The Company’s employment of Executive under this Agreement will terminate prior to the end of the term specified in Paragraph 2 only under the following circumstances:

(a) Death.  Executive’s death, in which case Executive’s employment will terminate on the date of death;

(b) Disability.  If Executive’s illness, physical or mental disability or other incapacity results in Executive’s inability to perform, with or without reasonable accommodation (as defined under the Americans with Disabilities Act), Executive’s duties under this Agreement for any period of six (6) consecutive months, and within thirty (30) days after written notice of termination is given by the Company to Executive (which may occur before or after the end of such six-month period), Executive does not return to the performance of Executive’s duties hereunder on a full-time basis, then the Company may terminate Executive’s employment hereunder effective on or after the later of (i) the expiration of such six (6) month period or (ii) the thirty-first (31st) day after written notice of termination is given by the Company;

(c) Consolidation, Merger or Comparable Transaction.  In the event that the Company consolidates with or merges with and into any other person, effects a share exchange, enters into a comparable capital transaction or has any or all of its equity securities sold to one or more third parties, in each case such that a person becomes the beneficial owner of a majority of the voting power represented by the securities of the Company (treating any such person and the affiliates of such person as being one and the same person), or if the Company sells all or substantially all of its consolidated assets, then Executive’s employment may, by written notice of termination, be terminated by the Company or Executive simultaneously with the consummation of such consolidation, merger, share exchange, asset sale, stock sale or comparable transaction;

(d) Termination by the Company for Cause.  The Company may terminate Executive’s employment at any time for Cause (as defined herein), such termination to be effective as of the date stated in a written notice of termination delivered by the CEO to Executive.  Any termination pursuant to this Paragraph 3(d) will not also be deemed to be a termination pursuant to Paragraph 3(e).  For the purposes of this Agreement, “Cause” is defined to mean any of the following activities by Executive:  (i) the conviction of Executive for a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates in each instance which has caused or is reasonably likely to cause material harm to the Company; (ii) substantial repeated failure to perform duties which are reasonably directed by the CEO or the Board and which are consistent with the terms of this Agreement and the position specified in Paragraph 1; (iii) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; or (iv) any other material breach by Executive of a material provision of this Agreement, which is not cured within thirty (30) days after written notice thereof to Executive;

(e) Termination by the Company Other Than for Cause.  The Company may terminate Executive’s employment for any reason or for no reason upon thirty (30) days prior written notice to Executive, subject to payment of the termination payments specified in Paragraph 6.  Such termination will be effective as of the date stated in a written notice of termination delivered by the CEO to Executive;

(f) Termination by Executive With Good Reason.  Executive may terminate his employment hereunder at any time for Good Reason (as defined herein), such termination to be effective as of the date stated in a written notice of termination delivered by Executive to the Company (or such earlier date after the delivery of such notice as the Company may elect).  For purposes of this Agreement, “Good Reason” will mean (i) a material reduction in the duties or position of Executive, or (ii) a material breach by the Company of a material provision of this Agreement which adversely affects Executive and which has not been cured by the breaching entity within thirty (30) days after Executive gives written notice of noncompliance to the Company; or,

(g) Termination by Executive Without Good Reason.  Executive may terminate his employment hereunder for any reason or for no reason upon thirty (30) days prior written notice to the Company.  Such termination will be effective as of the date stated in a written notice of termination delivered by Executive to the Company (or such earlier date after the delivery of such notice as the Company may elect).

In no event will the termination of Executive’s employment affect the rights and obligations of the parties set forth in this Agreement, except as expressly set forth herein.  Any termination of Executive’s employment pursuant to this Paragraph 3 will be deemed to include a resignation by Executive of all positions with the Company and each of its subsidiaries and affiliates.

4. Compensation.

(a) Base Salary.  During the term of this Agreement, Executive will be entitled to receive a base salary (“Base Salary”) at the annual rate specified below:

Period	Base Salary
From April 1, 2017 through March 31, 2018	$625,000.00
From April 1, 2018 through March 31, 2019	$650,000.00
From April 1, 2019 through March 31, 2020	$675,000.00
From April 1, 2020 and thereafter	$700,000.00

(b) Bonus.  After the end of each Company fiscal year during the term of this Agreement, Executive will be eligible to receive an annual bonus (the “Bonus”) with a target amount of up to one hundred percent (100%) of Executive’s annual base salary in effect at the end of that fiscal year (or in excess of such amount, as the CEO, with the approval of the Compensation Committee of the Company’s board of directors (the “Compensation Committee”), may determine is appropriate), pro-rated for any partial fiscal year during which Executive is employed by the Company pursuant to this Agreement, to be determined by the CEO, with the approval of the Compensation Committee, based on, among other things, whether the Company achieved the budgeted revenue and profit goals and any specific non-financial goals for such fiscal year.  The Bonus will be determined according to the calculation matrix attached this Agreement as “Schedule A;” provided, for purposes of clarity, the award of bonuses is at all times, subject to the discretion of the Compensation Committee.

(c) Equity Incentives.  Executive shall participate in the Nexstar Digital LLC 2017 Phantom Unit Award Plan (“Equity Incentive Program”) a copy of which is attached to this Agreement in “Schedule B” on the terms and conditions set forth in the Phantom Unit Award Agreement which is attached to this Agreement in “Schedule C.”  Executive will also be eligible to participate in the Company’s 2015 Long-Term Equity Incentive Plan on the terms and conditions of the Restricted Stock Unit Agreement which is attached to this Agreement in “Schedule D” and Executive shall also be eligible to participate in future equity grants as determined by the Compensation Committee, in its sole discretion.

(d) Payment.  Executive’s Base Salary will be paid ratably during each 12-month period under this Agreement on a basis consistent with other Company executives.  The Bonus provided in Paragraph 4(b), if granted by the CEO with the approval of the Compensation Committee, will be paid in a single payment within thirty (30) days after the independent certified public accountants regularly employed by the Company have made available to the Company the Company’s audited financial statements for the appropriate fiscal year but in any event no later than March 31st of the following year.  All payments under this Agreement will be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, as amended, federal income tax, state income tax and all other applicable laws and regulations.

5. Fringe Benefits.

(a) During the term of this Agreement, Executive will be entitled to receive, at the Company’s expense, other insurance coverage and paid vacation as described in the Company’s employee handbook and Executive may participate in other employee benefit plans and programs on the basis set forth in the Company’s plans.

(b) During the term of this Agreement, the Company will reimburse Executive for all approved business expenses which Executive incurs on the Company’s behalf, upon presentation of appropriate documentation.

(c) During the term of this Agreement, Executive will receive $750.00 per month for automobile allowance and $100.00 per month for a cell phone stipend.

6. Termination Payments.  Executive (or Executive’s estate if this Agreement is terminated pursuant to Paragraph 6(a)) will be entitled to receive the following payments upon termination of Executive’s employment hereunder:

(a) In the event of the termination of Executive’s employment pursuant to any of the following provisions:

Paragraph 3(a)	[Death]
Paragraph 3(b)	[Disability]
Paragraph 3(d)	[By the Company For Cause]
Paragraph 3(g)	[By Executive Without Good Reason]

the Company will pay to Executive (or Executive’s estate, as the case may be) as soon as practicable following such termination all accrued and unpaid Base Salary as of the date of termination as provided in Paragraph 4 and an amount (calculated at the rate of the Base Salary in effect on such date) in respect of all accrued but unutilized vacation time as of such date.

(b) In the event of termination of Executive’s employment pursuant to any of the following provisions:

Paragraph 3(c)	[Consolidation, Merger or Comparable Transaction]
Paragraph 3(e)	[By the Company Other Than For Cause]
Paragraph 3(f)	[By Executive with Good Reason]

the Company will, upon termination of Executive’s employment, pay Executive the amounts described in Paragraph 6(a) plus an amount equal to twelve (12) months’ of Executive’s then current salary, plus an additional $20,800.00, as soon as practicable following such termination.

Without limiting the remedies available to the Company for breach by Executive of Paragraph 7, if Executive violates the provisions of Paragraph 7 after the termination of Executive’s employment with the Company in a manner reasonably determined by the Board to be injurious to the Company or any of its affiliates, then Executive will forfeit the right to any payments under this Paragraph 6 which are unpaid at the time such violation occurs.

7. Restrictive Covenants and Non-Disclosure.

(a) Other Agreements.  The Executive represents and warrants to the Company that he/she is not currently subject to a non-competition, confidentiality or other such agreement with any former employer which prohibits the Executive from working for the Company in the capacity contemplated in Paragraph 1.

(b) Definitions.  For purposes of this Paragraph 7, the term “Company” will include the Company and each of its subsidiaries, parent entities or other affiliates with which Executive worked, provided services to, or received Confidential Information about during his employment, and each such entity is an express third-party beneficiary of this Agreement.  “Company Product” means the development, alone or jointly with others, of any online video advertising technology company or platform to be used on the Internet of the type developed by the Company during Executive’s employment, or any other actual or projected product, product line, service or technology that is or was part of Nexstar Media Group, Inc., division or subsidiary’s business plan, is being sold, or has been sold by the Company. or is in the process of being designed, developed, manufactured, marketed or sold by the Company during the Executive’s employment with the Company or regarding which the Company has conducted or acquired research and development during the Executive’s employment with the Company.

(c) Non-Competition Using Trade Secrets.  During the term of Executive’s employment pursuant to this Agreement and for a period of one (1) year thereafter, Executive covenants and agrees that Executive will not alone, or in any capacity with another corporation, partnership, firm or other organization, within the United States, engage in any one or more of the following prohibited activities through the misappropriation or threatened misappropriation of the Company’s trade secrets:

(i) directly or indirectly participate in or support in any capacity similar to the roles and responsibilities Executive held during the preceding twelve (12) months prior to the Termination Date in the invention, design, development, manufacture, sale, solicitation of sale, marketing, testing, research or any other business aspect of any actual or projected product, product line, technology or service designed, developed, manufactured, marketed or sold by anyone other than the Company that is used for the same purposes as or provides the same services as any Company Product; or,

(ii) for a purpose competitive with Company Products, call upon, solicit, influence or interfere with any of the then-existing clients, customers, vendors or suppliers, of the Company, any clients, customers, vendors or suppliers that have had a relationship with the Company, to Executive’s knowledge, during the preceding twelve (12) months prior to the Termination Date, or any potential clients, customers, vendors or suppliers that were actively solicited by the Company during the preceding twelve (12) months prior to the Termination Date.

(d) Non-Solicitation.  For a period of two (2) years after the Termination Date of Executive’s employment with the Company, Executive covenants and agrees that Executive will not alone, or in any capacity with another corporation, partnership, firm or other organization, within the United States, directly or indirectly solicit or attempt to solicit (by soliciting directly or assisting anyone else in the solicitation of) any of the Company’s current employees as of the Executive’s Date of Termination or former employees of the Company who left the employ of the Company within ninety (90) days prior to the Date of Termination.

(e) Exceptions to Non-Competition/Non-Solicitation.

(i) The restrictions contained in Paragraph 7(c) and 7(d) of this Agreement will not prevent Executive from accepting employment with a diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, as long as prior to accepting such employment, the Company receives separate written assurances from the Executive, reasonably satisfactory to the Company, to the effect that the Executive has notified his new employer in writing of his restrictive covenant obligations hereunder whereby such writing shall specify that the Executive will not render any services, directly or indirectly, to any division or business unit of such prospective employer that violate this Agreement.

(ii) During the restrictive periods set forth in Paragraph 7(c) and 7(d), the Executive will inform any employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of the restrictive covenant portions of this Agreement.  The Executive shall also provide to Company the name and address and a contact person of the new employer.

(f) Cessation of Business.  Sections 7(c) and 7(d) of this Agreement will cease to be applicable to any activity of the Executive from and after such time as the Company has ceased all business activities for a period of three (3) months; or has made a decision through its Board of Directors not to continue, or has ceased for a period of three (3) months, the business activities with which such activity of the Executive would otherwise be in violation of this Agreement.

(g) Non-Disclosure.  Except as expressly set forth below, Executive agrees, whether during Executive’s employment pursuant to this Agreement or thereafter, except as authorized or directed by the Company in writing or pursuant to the normal exercise of Executive’s responsibilities hereunder, not to disclose to others, use for Executive’s or any other Person’s (as defined herein) benefit, copy or make notes of any confidential information or trade secrets or any other information of or relating to the business, activities or facilities of the Company which may come to Executive’s knowledge prior to or during Executive’s employment pursuant to this Agreement or thereafter.  Executive will not be bound to this obligation of confidentiality and nondisclosure if:

(i) the information in question has become part of the public domain by publication or otherwise through no fault of Executive;

(ii) the information in question is disclosed to the recipient by a third party and Executive reasonably believes such third party is in lawful possession of the information and has the lawful right to make disclosure thereof; or

(iii) Executive is required to disclose the information in question pursuant to applicable law or by a court of competent jurisdiction.

(h) Upon termination of employment pursuant to this Agreement, Executive will deliver to the Company all records, notes, data, memoranda, photographs, models and equipment of any nature which are in Executive’s possession or control and which are the property of the Company; provided the Executive may retain copies of records relating to Executive’s employment relationship with the Company and the termination thereof.

(i) No Additional Compensation.  In the event that the Executive’s employment terminates for any reason, other than to the extent specified above, no additional compensation will be paid for the obligations created in this Paragraph 7, it being agreed by the parties that the scope of the restrictions and period of time are reasonable and that the compensation under this Agreement is adequate consideration for these obligations.

(j) Survival.  The obligations of Paragraph 7 will survive the expiration or termination of this Agreement.

(k) The parties understand and agree that the remedies at law for breach of the covenants in this Paragraph 7 would be inadequate and that the Company will be entitled to seek injunctive or such other equitable relief as a court may deem appropriate for any breach of these covenants without the requirement of posting bond.  If any of these covenants are at any time be adjudged invalid to any extent by any court of competent jurisdiction, such covenant will be deemed modified to the extent necessary to render it enforceable.

(l) Executive agrees to disclose promptly to the Company and does assign and agree to assign to the Company, free from any obligation to Executive, all Executive’s right, title and interest in and to any and all ideas, concepts, processes, improvements and inventions made, conceived, written, acquired, disclosed or developed by Executive, solely or in concert with others, during the term of Executive’s employment by the Company, which relate to the business, activities or facilities of the Company, or resulting from or suggested by any work Executive may do for the Company or at its request.  Executive further agrees to deliver to the Company any and all drawings, notes, photographs, copies, outlines, specifications, memoranda and data relating to such ideas, concepts, processes, improvements and inventions, to cooperate fully during Executive’s employment and thereafter in the securing of copyright, trademark or patent protection or other similar rights in the United States and foreign countries, and to give evidence and testimony and to execute and deliver to the Company all documents requested by it in connection therewith.

8. Entire Agreement.  This instrument embodies the entire agreement between the parties hereto with respect to Executive’s employment with the Company, and there have been and are no other agreements, representations or warranties between the parties regarding such matters.

9. No Assignment.  This Agreement will not be assigned by Executive without the prior written consent of the Company and any attempted assignment without such prior written consent will be null and void and without legal effect; provided that in the case of Executive’s death or disability this Agreement may be enforced by Executive’s executors, personal representatives or guardians, to the extent applicable.  This Agreement will not be assigned by the Company without the prior written consent of Executive except to any other person or entity which may acquire or conduct the business of the Company and/or their respective subsidiaries.

10. Notices.  All notices, requests, demands and other communications hereunder will be deemed to have been duly given when (i) delivered by hand or if mailed, by certified or registered mail, with postage prepaid; (ii) hand delivered; or (iii) sent overnight mail or overnight courier:

(a) If to Executive, then to Gregory R. Raifman, 222 20th Street, Santa Monica, CA  90402, or as Executive may otherwise specify by prior written notice to the Company; and

(b) If to the Company, then to Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX 75062, Attention: Perry A. Sook or as the Company may otherwise specify by prior written notice to Executive.

11. Amendment; Modification.  This Agreement will not be amended, modified or supplemented other than in a writing signed by the parties hereto.

12. Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

13. Headings.  The headings in the Paragraphs of this Agreement are inserted for convenience only and will not constitute a part of this Agreement.

14. Severability.  The parties agree that if any provision of this Agreement will under any circumstances be deemed invalid or inoperative, the Agreement will be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties will be construed and enforced accordingly.

15. Governing Law.  This Agreement will be governed by and construed in accordance with the internal law of the State of Delaware without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

16. Legal Fees.  In the event of any litigated dispute between or among any of the parties to this Agreement, the reasonable legal fees and expenses of the party successful in such dispute (whether by way of a decision by a court or other tribunal) will be paid promptly by the unsuccessful party upon presentation by the successful party of an invoice therefor.

17. Representations.  Executive represents and warrants to the Company that Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity.

18. Strict Construction.  The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

19. Binding Arbitration.

(a) Generally.  The arbitration procedures described in this Paragraph 19 will be the sole and exclusive method of resolving and remedying any claim under this Agreement (each such claim, a “Dispute”); provided that nothing in this Paragraph 19 will prohibit a Person from instituting litigation to enforce any Final Arbitration Award (as defined herein).  Except as otherwise provided in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time (the “AAA Rules”), the arbitration procedures described in this Paragraph 19 and any Final Arbitration Award (as defined herein) will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of Texas from time to time.  “Person” for the purposes of this Agreement means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any governmental entity.

(b) Notice of Arbitration.  If a Person asserts that there exists a Dispute, then such Person (the “Disputing Person”) will give each other Person involved in such Dispute a written notice setting forth the nature of the asserted Dispute.  If all such Persons do not resolve any such asserted Dispute prior to the 10th business day after such notice is given, then any of them may commence arbitration pursuant to this Paragraph 19 by giving each other Person involved in such Dispute a written notice to that effect (an “Arbitration Notice”), setting forth any matters which are required to be set forth therein in accordance with the AAA Rules.

(c) Selection of Arbitrator.  The Persons involved in any Dispute will attempt to select a single arbitrator by mutual agreement.  If no such arbitrator is selected prior to the 10th business day after the related Arbitration Notice is given, then an arbitrator which is experienced in matters of the type which are the subject matter of the Dispute will be selected in accordance with the AAA Rules.

(d) Conduct of Arbitration.  The arbitration will be conducted in the Dallas, Texas, metropolitan area under the AAA Rules, as modified by any written agreement among the Persons involved in the Dispute in question.  The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the “Final Arbitration Award”) is made or rendered as soon as practicable, and the Persons involved will use reasonable efforts to cause a Final Arbitration Award to occur within ninety (90) days after the arbitrator is selected.  Any Final Arbitration Award will be final and binding upon all Persons and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud, perjury or evident partiality or misconduct by the arbitrator prejudicing the rights of such Persons or to correct manifest clerical errors.

(e) Enforcement.  A Final Arbitration Award may be enforced in any state or federal court having jurisdiction over the subject matter of the related Dispute.

(f) Expenses.  Each prevailing Person in any arbitration proceeding described in this Paragraph 19 will be entitled to recover from any non-prevailing Person(s) its reasonable attorneys’ fees and disbursements  and other out-of-pocket costs in addition to any damages or other remedies awarded to such prevailing Person, and the non-prevailing Person(s) also will be required to pay all other costs and expenses associated with the arbitration; provided that (i) if an arbitrator is unable to determine that one or more Persons are prevailing Person(s) in any such arbitration proceeding, then such costs and expenses will be equitably allocated by such arbitrator upon the basis of the outcome of such arbitration proceeding, and (ii) if such arbitrator is unable to allocate such costs and expenses in such a manner, then the costs and expenses of such arbitration will be paid one-half by the Company, on the one hand, and one-half by Executive, on the other hand, and each Person involved in such arbitration will pay the out-of-pocket expenses incurred by it.  As part of any Final Arbitration Award, the arbitrator may designate the prevailing Person(s) for purposes of this Paragraph 19.

20. Termination of Previous Agreements.  This Agreement replaces and terminates any previous agreements (including, without limitation, any supplements, addendums or amendments thereto) entered into between the Executive and the Company and/or any of its affiliates and predecessors.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

/s/ Gregory R. Raifman
Gregory R. Raifman, Executive

ACCEPTED AND AGREED:
NEXSTAR MEDIA GROUP, INC.

/s/ Perry A. Sook
Perry A. Sook

Chairman/CEO/President

SCHEDULE A

Bonus Matrix

Financial Goals:	0-70% achievement	= 0% of bonus
	70.01-90% achievement	= 25% of bonus
	90.01-99.9% achievement	= 75% of bonus
	100-105% achievement	= 100 of bonus
	105.01-110% achievement	= 125% of bonus
	110.01% or greater	= 150% of bonus

Non-Financial Goals:	Letter Grade of D	= 0% of bonus
	Letter Grade of C	= 25% of bonus
	Letter Grade of B	= 75% of bonus
	Letter Grade of A	= 100% of bonus
	Chairman’s Award	= 150% of bonus

SCHEDULE B

Equity Incentive Program

Nexstar Digital, LLC

Minimum Program Criteria

Target Award Amount:	2.5% of the Equity Value gained annually by Nexstar Digital, LLC measured at the end of each fiscal year.

Equity Value Calculation:

Equity Value will be calculated based on a 10x EBITDA multiple, with the first measurement period being at the fiscal year ending December 31, 2017.  In the event the Equity Value decreases in any given year, the Equity Value will have to grow to be in excess of the previous high Equity Value in order to earn additional Target Award amounts.

Realization/Payment:	Awards earned will be carried forward as equity units of Nexstar Digital, LLC to be awarded to Executive in the event of a public offering or a sale.

Cash Value Option:	Awards earned can be converted into cash payments after March 31, 2020, if Executive and Company agree, and provided that Executive is actively employed by the Company at that time.

Initial Term Enhancement:

If Nexstar Digital, LLC achieves $1,000,000,000.00 in Equity Value growth during the initial term of Executive’s employment with the Company (April 1, 2017 through March 31, 2020) and provided that Executive is actively employed by the Company at that time, Executive will receive a special one-time “achievement payment” of $10,000,000.00 from the Company.